Exhibit 3.1

ARTICLES OF INCORPORATION
OF
SANARA MEDTECH INC.

 (as amended through December 30, 2020)

The undersigned natural person, of the age of eighteen years or more, a resident of the State of Texas, acting as an incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is Sanara MedTech Inc.

ARTICLE TWO

The Corporation will have perpetual existence.

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

(a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall be authorized to issue is 22,000,000 shares, of which 20,000,000 shares will be Common Stock, par value $0.001 per share, and 2,000,000 shares of which will be Preferred Stock, par value $10.00 per share.

Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors. The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to set the number of shares constituting each series and to fix or alter the rights, preferences, privileges and restrictions of each series, including, the preferences and relative rights among each series, dividend rights, voting rights, terms of redemption, retirement or any sinking fund, conversion and exchange rights, and the preferences upon any distribution of the assets of the Corporation in the liquidation or winding up of the Corporation. The Board of Directors is authorized to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) Common Stock Reverse Split. Effective as of May 10, 2019 (the “Effective Time”), a 1-for-100 reverse stock split of the Common Stock will be effectuated such that every 100 shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be automatically and without any action on the part of the holder thereof reclassified as and converted into one share of Common Stock (the “New Common Stock”); provided that no fractional shares shall be issued as a result thereof, and that in lieu of the issuance of a fraction of a share to any shareholder, the Corporation shall pay to such shareholder a cash payment in the amount equal to such fraction amount of one share of Common Stock otherwise issuable thereby, multiplied by the average of the high and low prices of the Common Stock as traded in the OTCQB market of the OTC Markets Group on the day immediately following the day such reverse stock split is made effective by the appropriate securities regulatory authority. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

ARTICLE FIVE

No shareholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

ARTICLE SIX

Shareholders of the Corporation will not have the right of cumulative voting for the election of directors.

ARTICLE SEVEN

Any action that under the provisions of the Texas Business Corporation Act would, but for this Article Seven, be required to be authorized by the affirmative vote of the holders of any specified portion of the shares of the Corporation will require the approval of the holders of a majority of the shares of the Corporation entitled to vote on the action.

ARTICLE EIGHT

Pursuant to Article 13.04 of the Texas Business Corporation Act, the Corporation elects not to be governed by Article 13.03, the Business Combination Law, of the Texas Business Corporation Act.

ARTICLE NINE

Any action required or permitted by law, these Articles of Incorporation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

ARTICLE TEN

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE ELEVEN

(a) The Corporation will, to the fullest extent permitted by, and in accordance with the Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as director or officer of the Corporation, or who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Texas Business Corporation Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the capacity of director or officer and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Texas nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE TWELVE

To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

ARTICLE THIRTEEN

The Corporation will not commence business until it has received for the issuance of shares consideration of the value of at least $1,000.

ARTICLE FOURTEEN

The street address of the Corporation’s initial registered office is 2225 E. Randol Mill Road, Suite 305, Arlington, Texas 76011, and the name of its initial registered agent at that address is Scott A. Haire, 2225 E. Randol Mill Road, Suite 305, Arlington, Texas 76011.

ARTICLE FIFTEEN

The number of directors constituting the Board of Directors of the Corporation, which shall be composed of not less than one nor more than eight, shall initially be one (1) and the name and mailing addresses of such person, who is to serve as a director until the first annual meeting of the shareholders or until his successors are elected and qualified, is:

Scott A. Haire
2225 E. Randol Mill Road, Suite 305
Arlington, Texas 76011

Hereafter, the number of directors will be determined in accordance with the Bylaws of the Corporation.

ARTICLE SIXTEEN

The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any of all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.